Exhibit 10.6

SUMMARY OF 2021 COMPENSATION ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS

(Effective as of December 31, 2021)

The following summarizes the compensation and benefits received by the non-employee Directors of Artivion as of December 31, 2021. It is intended to be a summary of compensation arrangements, and in no way is intended to provide any additional rights to any non-employee Director.

Annual Retainer and Committee Chair Fees

Each of the non-employee Directors of the Board of Directors of Artivion (the “Board”) receives an annual cash retainer of $50,000. Each committee chair also receives a fee in addition to the annual cash retainer in the amounts shown in the following table.

Annual Fees for Committee Chairs
Audit Committee	$20,000
Compensation Committee	$20,000
Corporate Governance Committee	$10,000
Compliance Committee	$10,000

The Lead Director also receives a $40,000 retainer paid in cash. Currently, the Lead Director is also the Chair of the Corporate Governance Committee, and he is compensated for his position as Chair of that committee. Artivion pays all cash retainers on a monthly basis.

Each committee member also receives a fee, in addition to the annual cash retainer, in the amounts shown in the following table.

Annual Fees for Committee Members
Audit Committee	$10,000
Compensation Committee	$7,500
Corporate Governance Committee	$5,000
Compliance Committee	$5,000

Restricted Stock Grants

Non-employee Directors of Artivion are eligible for equity grants, which are generally made in June of each year. The annual equity portion of non-employee Director compensation for fiscal 2021 was paid in the form of a grant of 4,423 shares of restricted stock. These shares were issued following the annual meeting of stockholders and vest on the first anniversary of issuance. The size and terms of the annual equity grant are subject to annual reevaluation by the Compensation Committee. If a Director ceases to serve as a Director as a result of death or disability or chooses not to stand for reelection following the completion of a full term of service, the equity grant will become fully vested on the date the Director ceases to be a member of the Board. If the Director ceases to be a member of the Board for any other reason, and their equity grant has not fully vested as of the date of termination of Board service, the equity grant shall automatically be forfeited and cancelled as of the date of such termination of Board service. The Compensation Committee, however, has discretion under Artivion’s Equity and Cash Incentive Plan to cause the equity grant to fully vest for certain conditions.